EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Frederick’s of Hollywood Group Inc. Reports
Profitable Fiscal 2010 Third Quarter Financial Results
- - -

New York, New York – June 8, 2010 —Frederick’s of Hollywood Group Inc. (NYSE Amex: FOH) (“Company”) today announced financial results for its fiscal 2010 third quarter and nine months ended April 24, 2010.

Thomas Lynch, the Company’s Chairman and Chief Executive Officer, stated, “We delivered our first quarterly profit since beginning our strategic turnaround despite the impact of reduced consumer spending on discretionary items.  Our bottom-line results for the third fiscal quarter reflect a substantial increase in gross margins from 38% to 40% and a reduction in expenses of $2.8 million.”

Fiscal 2010 Third Quarter Compared to Fiscal 2009 Third Quarter:
•	Net income applicable to common shareholders was $218,000, or $0.01 per diluted share, compared to a net loss of $2.1 million or ($0.08) per diluted share
•	Adjusted EBITDA was $2,165,000 compared to $22,000. A reconciliation of GAAP results to Adjusted EBITDA, a non-GAAP measurement, is provided in the accompanying table.
•	Net sales decreased 7.2% to $43.4 million from $46.8 million
o	Total store sales decreased 8.5% while comparable store sales decreased 7.7%
o	Direct sales (catalog and website operations) decreased 2.8%.
o	Total wholesale sales decreased $860,000 or 11.7%, which accounted for approximately 25.5% of our total decrease
•	Gross margin, as a percentage of net sales, increased to 40.2% from 38.2% as a result of an increase in wholesale gross margin from 18.8% to 32.8%
•	Selling, general and administrative expenses decreased by 14.6% to $16.6 million, or 38.3% of sales, from $19.5 million or 41.6% of sales

Fiscal Nine Months Ended April 24, 2010 Compared to Fiscal Nine Months Ended April 25, 2009:
•	Net loss applicable to common shareholders was $9.1 million or ($0.34) per diluted share, compared to a net loss of $27.6 million or ($1.05) per diluted share
•	Adjusted EBITDA was a loss of $2,785,000 compared to a loss of $1,640,000. A reconciliation of GAAP results to Adjusted EBITDA, a non-GAAP measurement, is provided in the accompanying table.
•	Net sales decreased 14.0% to $121.9 million from $141.8 million
o	Total store sales decreased 6.4% while comparable store sales decreased 6.1%
o	Direct sales (catalog and website operations) decreased 4.0%
o	Total wholesale sales decreased $13.8 million or 44.5%, which accounted for approximately 69% of our total decrease
•	Gross margin, as a percentage of net sales, increased to 36.1% from 35.8%
•	Selling, general and administrative expenses decreased by 11.0% to $51.3 million, or 42.1% of sales, from $57.6 million or 40.6% of sales

Mr. Lynch continued, “Our team has worked extremely hard to implement the turnaround strategy we launched last year, and the results of our efforts are driving improved performance. In conjunction with our strategy, we’ve been able to successfully meet several key milestones, including an exclusive, multi-year international licensing agreement with Blue By Yoo to manufacture, distribute, and market a new line of swimwear under the Frederick’s of Hollywood brand. In addition to swimwear, we have identified domestic and international licensing opportunities that will allow us to expand beyond intimate apparel and into a lifestyle brand, which includes opportunities in product categories such as fragrance, jewelry, accessories, footwear, headwear, handbags and costumes as well as partnering with international distributors in countries such as Korea, Brazil, Japan, China and Canada.

“In addition to our licensing strategy, we continue to extend the Frederick’s of Hollywood brand through enhanced marketing efforts and partnerships. Most recently, we announced a strategic marketing partnership with Hard Rock Hotel & Casino Las Vegas, where we will have a significant presence and a number of brand-building promotions on-site. We also launched a complete social media and on-line marketing campaign to drive awareness and e-commerce sales within our target audience.”

“We are encouraged by our solid performance this quarter and have a number of reasons to be optimistic about our future. Sales in our wholesale business are starting to gain traction with open orders up approximately 20%.  In addition, our fourth quarter financials will reflect our recently closed Debt Exchange and Preferred Stock Conversion transaction, which increased shareholders’ equity by more than $23.0 million,” concluded Mr. Lynch.

Non-GAAP Financial Measures
For purposes of evaluating operating performance, the Company uses an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) measurement, which is computed as the net income (loss) appearing on the statement of operations plus depreciation and amortization, interest, income tax expense, stock compensation expense, deferred rent and non-cash goodwill impairment.  Adjusted EBITDA is used by management to evaluate the operating performance of the Company’s business for comparable periods.  Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	Adjusted EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs; and

•
Other significant items, while periodically affecting the Company’s results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results.

	Three Months Ended		Nine Months Ended
	April 24, 2010	April 25, 2009	April 24, 2010	April 25, 2009
Net income (loss) applicable to common shareholders	$218	$(2,120)	$(9,097)	$(27,607)
Depreciation and amortization	1,278	1,430	4,060	4,436
Interest	447	337	1,397	1,186
Income tax expense	23	24	70	65
Stock compensation expense	131	197	493	637
Deferred rent	68	154	292	543
Non-cash goodwill impairment	-	-	-	19,100
Adjusted EBITDA	$2,165	$22	$(2,785)	$(1,640)

Forward Looking Statement
Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties.  These statements are based on management’s current expectations or beliefs.  Actual results may vary materially from those expressed or implied by the statements herein.  Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; large variations in sales volume with significant customers; addition or loss of significant customers; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; foreign government regulations and risks of doing business abroad; and the other risks that are described from time to time in Frederick’s of Hollywood Group Inc.’s SEC reports.  Frederick’s of Hollywood Group Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.
Frederick’s of Hollywood Group Inc. conducts its business through its multi-channel retail division and wholesale division.  Through its multi-channel retail division, Frederick’s primarily sells women’s intimate apparel, swimwear and related products under its proprietary Frederick’s of Hollywood® brand through 126 specialty retail stores nationwide, a world-famous catalog and an online shop at http://www.fredericks.com/.  With its exclusive product offerings including Seduction by Frederick’s of Hollywood, the Hollywood Extreme Cleavage® bra and Hollywood Sizzle Pool Party Swim™, Frederick’s of Hollywood is the Original Sex Symbol®.  Through its wholesale division, Frederick’s designs, manufactures, sources, distributes and sells women’s intimate apparel throughout the United States and Canada.

Our press releases and financial reports can be accessed on our corporate website at http://www.fohgroup.com/.

This release is available on the KCSA Strategic Communications Web site at http://www.kcsa.com/.

CONTACT:
Frederick’s of Hollywood Group Inc.
Thomas Rende, CFO
(212) 798-4700

Investor Contacts:
Todd Fromer / Garth Russell
KCSA Strategic Communications
212-896-1215 / 212-896-1250
tfromer@kcsa.com / grussell@kcsa.com

FREDERICK’S OF HOLLYWOOD GROUP INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In Thousands)

	April 24,	April 24,	July 25,
	2010	2010	2009
	(Unaudited)	(Unaudited)	(Audited)
ASSETS	Pro Forma(1)

CURRENT ASSETS:
Cash and cash equivalents	$1,026	$1,026	$555
Accounts receivable	6,487	6,487	2,643
Merchandise inventories	18,830	18,830	21,836
Prepaid expenses and other current assets	2,137	2,137	2,715
Deferred income tax assets	2,292	2,292	3,117
Total current assets	30,772	30,772	30,866

PROPERTY AND EQUIPMENT, Net	17,605	17,605	20,663
INTANGIBLE AND OTHER ASSETS	25,461	25,461	26,108
TOTAL ASSETS	$73,838	$73,838	$77,637

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit and bridge facilities	$11,282	$11,282	$9,245
Accounts payable and other current liabilities	22,596	24,148	24,415
Total current liabilities	33,878	35,430	33,660

LONG TERM DEBT – related party	-	13,944	13,336
OTHER NON-CURRENT LIABILITIES	5,190	5,190	4,723
DEFERRED INCOME TAX LIABILITIES	11,328	11,328	12,153
TOTAL LIABILITIES	50,396	65,892	63,872

PREFERRED STOCK, $.01 par value	-	7,500	7,500

SHAREHOLDERS’ EQUITY	23,442	446	6,265
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$73,838	$73,838	$77,637
_______________________
(1)	The unaudited pro forma balance sheet gives effect to the Debt Exchange and Preferred Stock Conversion transaction, which was completed on May 18, 2010, as if it had occurred on April 24, 2010.

FREDERICK’S OF HOLLYWOOD GROUP INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	April 24,	April 25,	April 24,	April 25,
	2010	2009	2010	2009

Net sales	$43,391	$46,766	$121,920	$141,847
Cost of goods sold, buying and occupancy	25,956	28,915	77,848	91,025
Gross profit	17,435	17,851	44,072	50,822
Selling, general and administrative expenses	16,615	19,459	51,309	57,646
Goodwill impairment	-	-	-	19,100
Operating income (loss)	820	(1,608)	(7,237)	(25,924)
Interest expense, net	447	337	1,397	1,186
Income (loss) before income tax provision	373	(1,945)	(8,634)	(27,110)
Income tax provision	23	24	70	65
Net income (loss)	350	(1,969)	(8,704)	(27,175)
Less: Preferred stock dividends	132	151	393	432
Net income (loss) applicable to common shareholders	$218	$(2,120)	$(9,097)	$(27,607)

Basic net income (loss) per share	$0.01	$(0.08)	$(0.34)	$(1.05)
Diluted net income (loss) per share	$0.01	$(0.08)	$(0.34)	$(1.05)

Weighted average shares outstanding – basic	27,642	26,343	26,820	26,235
Weighted average shares outstanding – diluted	27,835	26,343	26,820	26,235

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